EXHIBIT 23.2

(Letterhead of Michael L. Labertew, Esq.)

September 18, 2002

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of San Antonios Resources, Inc., a BC corp., (the "Registrant"), SEC File No.000-30330, to be filed on or after September 20, 2002, covering the registration and issuance of 400,000 Common Shares in the capital stock of the Company to qualified Employees and Consultants pursuant to a Consultant Compensation Agreement.

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Very truly yours,

/s/ Michael L. Labertew

Attorney at Law